Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Cumberland Pharmaceuticals Inc. (Company) on Form S-3 (No. 333-276052) and Form S-8 (No. 333-164376 and 333-271978) of our report dated March 13, 2023, on our audits of the consolidated financial statements of the Company as of December 31, 2022, and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

Nashville, Tennessee
March 12, 2024